EXHIBIT 10.4

ESCROW AGREEMENT

This Escrow Agreement (“Agreement”) is made and entered into this ____ day of _____________, 2010, by and among Miller Petroleum, Inc. (“Miller”), Miller Energy Income 2009-A, L.P. (“Income Fund”) and Lacy, Price & Wagner, P.C. (“Escrow Agent”).

WITNESSETH:

WHEREAS, pursuant to the First Secured Promissory Note, Second Secured Promissory Note, and Loan and Security Agreement between Miller and Income Fund (the “Security Documents”), Miller has agreed to escrow the titles to certain collateral, as set forth herein, and indicated on Exhibit A to the Security Agreement; and

WHEREAS, Escrow Agent is willing to serve as the escrow agent required by the Security Documents; and

WHEREAS, by its signature hereinbelow, Income Fund consents to the appointment of Escrow Agent and to the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, Miller and Escrow Agent agree as follows:

SECTION 1. APPOINTMENT OF ESCROW AGENT.

Miller hereby appoints Escrow Agent as the escrow agent under this Agreement on the terms and conditions set forth herein. Escrow Agent hereby accepts its appointment as escrow agent and agrees to carry out the duties and responsibilities set forth herein.

SECTION 2. THE ESCROWED PROPERTY.

(a)  Miller shall tender to Escrow Agent the titles to the collateral Miller is required to escrow pursuant to the Security Documents (“Titles”) to be held by Escrow Agent for the benefit of Miller and Income Fund. All Titles received by Escrow Agent pursuant to this Agreement shall be held and/or disbursed in accordance with the terms and conditions of this Agreement. Copies of the Security Documents are attached as Exhibits 1-3.

(b)  The Titles may be released or disbursed by Escrow Agent only under the circumstances set forth in Section 3 hereof.

SECTION 3. RELEASE OF TITLES.

(a)  Pursuant to the Security Agreement either Miller or Income Fund may give written instructions to Escrow Agent to release all or some portion of the Titles to either Miller or Income Fund (a “Disbursement Notice”). A Disbursement Notice shall list the specific Titles, by providing the same description by which the Title is identified on Exhibit A to the Security Agreement, to be released to either Miller or Income Fund.

(i)  Disbursement Requested solely by Miller. Miller may submit a Disbursement Notice to Escrow Agent upon termination of the Security Documents for any reason other than the default or material breach of Miller, at which time the Escrow Agreement shall automatically terminate.

(ii)  Disbursement Requested by Income Fund. Income Fund may submit a Disbursement Notice only upon an Event of Default under the Security Documents.

(iii)  Joint Disbursement Request. At any time the parties may jointly submit a Disbursement Notice with which Escrow Agent shall comply without need for complying with the provisions herein relating to objections.

(b)  Within seventy-two (72) hours of receiving a Disbursement Notice, Escrow Agent shall forward a copy thereof to the other party in accordance with the Notice provisions set forth below. If Escrow Agent has not received an objection to the Disbursement Notice within ten (10) days, Escrow Agent shall release the Titles requested in the Disbursement Notice to the requesting party. If, within such ten (10) day period, Escrow Agent receives an objection from the non-requesting party to the Disbursement Notice, Escrow Agent shall disburse to the requesting party only such Titles to which the non-requesting party has consented.

(c)  If Escrow Agent has not received joint instructions from Miller and Income Fund within an additional thirty (30) days, Escrow Agent may resign and deliver the Titles in accordance with Section 6, or may file an interpleader action in any court of competent jurisdiction in Knox County, Tennessee, and interplead all or the disputed Titles.

SECTION 4. DUTIES AND LIABILITIES OF ESCROW AGENT.

The Escrow Agent shall have no duty or obligation hereunder other than to take such specific actions as are required of it from time to time by the provisions of this Agreement, and it shall incur no liability hereunder or in connection herewith for anything whatsoever other than any liability resulting from its own gross negligence or willful misconduct or unlawful acts or omissions. The only duties and responsibilities of the Escrow Agent shall be the duties and obligations specifically set forth in this Agreement. The Escrow Agent has no duty to ensure that the Titles are deposited with Escrow Agent.

SECTION 5. INDEMNIFICATION OF ESCROW AGENT.

Miller and Income Fund shall indemnify, hold harmless and defend the Escrow Agent from and against any and all losses, claims, liabilities and reasonable expenses, including reasonable attorney’s fees, which it may suffer or incur in connection with the performance of its duties and obligations under this Agreement and including any action taken under Section 3 hereof, except for those losses, claims, liabilities and expenses resulting solely and directly from its own gross negligence, willful misconduct, or unlawful act or omission. The Escrow Agent may seek the advice of counsel at any time and such reasonable attorney fees shall be in addition to the administrative fees charged by Escrow Agent for serving as Escrow Agent and the Escrow Agent may charge such costs against Miller, but the Titles shall not become encumbered by the Escrow Agent or Miller as a result of Escrow Agent’s service hereunder.

SECTION 6. RESIGNATION OR REMOVAL OF ESCROW AGENT.

Escrow Agent may resign at any time by giving Miller and Income Fund thirty (30) days prior written notice of such intention. Miller may remove the Escrow Agent, as such, by giving the Escrow Agent and Income Fund thirty (30) days prior written notice of such removal. Upon the effective date of its resignation or removal, the Escrow Agent will deliver the Titles held hereunder only to a successor escrow agent named in the joint written instructions of Miller and Income Fund. After the effective date of its resignation or removal, the Escrow Agent shall have no duty with respect to the Titles except to hold such property in safekeeping and deliver the Titles to its successor or as directed by joint instructions from Miller and Income Fund. If no successor escrow agent has been appointed by such joint instructions within sixty (60) days from the date such notice of resignation or removal has been given, Escrow Agent shall be entitled to tender the Titles into the registry or custody of any court of competent jurisdiction in Knox County, Tennessee by giving notice of such action to Miller and Income Fund.

SECTION 7. ESCROW AGENT FEES AND EXPENSES.

Miller shall pay the Escrow Agent its reasonable fees and expenses, including all reasonable expenses, charges, counsel fees and other disbursements incurred by it or by its attorneys, agents and employees in the performance of its duties and obligation under this Agreement. If not paid by Miller within thirty (30) days of when due, the amount due shall be subject to and accrue interest at the rate of one and one-half percent (1.5%) per month. Miller shall pay the reasonable attorney’s fees and costs incurred by Escrow Agent in collecting any amount payable under this Agreement that is more than thirty (30) days past due.

SECTION 8. INTENDED BENEFICIARIES; SUCCESSORS.

Income Fund is an intended beneficiary of this Agreement. No other persons or entities are intended beneficiaries of this Agreement, and only Miller and Income Fund shall be entitled to enforce the terms of this Agreement.

SECTION 9. NOTICES.

(a)  ny notice required or permitted to be given by this Agreement shall be in writing, with a copy provided simultaneously to Income Fund, and shall be deemed to have been received (a) immediately if sent by facsimile transmission (with a confirming copy sent the same Business Day by registered or certified mail), or by hand delivery (with signed return receipt), or (b) the next Business Day if sent by nationally recognized overnight courier, in any case at the following addresses, or such other addresses as any party may, by Notice, designate:

If to Escrow Agent:	Lacy, Price & Wagner, P.C.
249 N. Peters Rd., Suite 101
Knoxville, TN 37923
Attention: James H. Price, Esq.
Fax: (865) 690-8199

If to Miller:	Miller Petroleum, Inc.

9051 Executive Park Dr. Suite 103

Knoxville, TN 37923

Attention: Anna R. East, General Counsel
With a Copy to Chief Executive Officer

Fax: (865) 691-8209

If to Income Fund:	Miller Energy Income 2009-A, L.P.

9051 Executive Park Dr. Suite 103

Knoxville, TN 37923

Attention: Anna R. East, General Counsel
With a Copy to Chief Executive Officer

Fax: (865) 691-8209

(b)  If either party, or Income Fund, changes its address for notices required by this Agreement, that entity shall immediately notify the other party, and Escrow Agent, of the change of address. Written notice required by this Agreement shall be sufficient and adequate if sent to the last know address of a party in the manner provided under this Section.

SECTION 10. RESOLUTION OF DISPUTES.

In the event of any disagreement resulting in adverse claims or demands being made on Escrow Agent in connection herewith, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues, and in any such event, the Escrow Agent shall not be or become liable in any way or to any person or entity for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refrain from acting until (i) the rights of all parties have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjudged and all doubt resolved by agreement among all of the interested parties, and the Escrow Agent shall have been notified thereof in writing signed by all such persons. In addition to the foregoing, the Escrow Agent is hereby authorized in the event of any such disagreement, to petition any court of competent jurisdiction in Knox County, Tennessee, for instructions or to interplead the Escrow Fund into such court. Miller and Income Fund agree that upon final adjudication on such petition or interpleader action, Escrow Agent will be relieved of further liability.

SECTION 11. MISCELLANEOUS PROVISIONS.

(a)  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Tennessee without regard to conflicts of laws principles.

(b)  Severability. If any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.

(c)  Amendments. This Agreement may be amended only by a written instrument executed by Miller and Escrow Agent with the approval of Income Fund indicated thereon. The waiver by any party, or Income Fund, of any breach of this Agreement shall not be deemed to be or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement, nor shall such waiver be deemed to be or construed as a waiver by any other party.

(d)  Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original and one in the same instrument.

(e)  Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction and interpretation hereof.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties on the day and date first above written.

MILLER PETROLEUM, INC.	LACY, PRICE & WAGNER, P.C.

By: __________________________	By: ______________________________
Paul W. Boyd	James H. Price

Its: Chief Financial Officer	Its: ______________________________

MILLER ENERGY INCOME 2009-A, LP

By: MILLER ENERGY GP, LLC

Its: General Partner

By: ________________________

Scott Boruff

Its:  Sole Manager